Pricing Supplement
To underlying supplement No. 1 dated September 29, 2009,
product supplement AZ dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Pricing supplement No. 1200AZ Registration Statement No. 333-162195 Dated May 27, 2011, Rule 424(b)(2)

Deutsche Bank AG
Structured Investments
Deutsche Bank
$2,422,000 Knock-Out Notes Linked to a Weighted Basket Consisting of the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng® Index and the MSCI Singapore Index and Related Asian Currencies due November 30, 2012

General
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The notes are designed for investors who seek a return at maturity linked to the performance of a weighted basket of five Asian indices and related Asian currencies. Investors should be willing to forgo coupon and dividend payments and, if the Basket Level declines by more than 27.70% from the Initial Basket Level at the close of any trading day during the Monitoring Period and, on the Final Valuation Date, is less than the Initial Basket Level, be willing to lose up to 100% of their initial investment. If the Basket Level does not decline from the Initial Basket Level by more than 27.70% at the close of any trading day during the Monitoring Period, investors will be entitled to receive a return on their investment equal to the greater of (a) the Basket Return and (b) the Contingent Minimum Return. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing November 30, 2012†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The notes priced on May 27, 2011 (the “Trade Date”) and are expected to settle on June 2, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Basket:
The notes are linked to a weighted basket consisting of five indices (each a “Basket Index,” and together, the “Basket Indices”) each as adjusted by the spot exchange rate of its respective related currency (each a “Basket Currency,” and together, the “Basket Currencies”) (the Basket Indices and Basket Currencies together make up the “Basket Components”) as set forth below:

Basket Components
Basket Index	Ticker	Initial Index Level	Basket Currency	Initial Spot Rate	Component Weighting
Hang Seng China Enterprises Index	HSCEI	12,960.82	Hong Kong dollar (HKD/USD)	0.1284967	30.00%
KOSPI 200 Index	KOSPI2	277.35	Korean won (KRW/USD)	0.0009238	27.00%
MSCI Taiwan Index	TAMSCI	311.98	Taiwan dollar (TWD/USD)	0.0346969	20.00%
Hang Seng® Index	HSI	23,118.07	Hong Kong dollar (HKD/USD)	0.1284967	14.00%
MSCI Singapore Index	SIMSCI	365.62	Singapore dollar (SGD/USD)	0.8086035	9.00%
Knock-Out Event:
A Knock-Out Event occurs if, at the close of any trading day during the Monitoring Period, the Basket Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	27.70%
Knock-Out Level:	72.30% of the Initial Basket Level
Payment at Maturity:	•
If a Knock-Out Event has occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Basket. Accordingly, your Payment at Maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Basket Level is less than the Initial Basket Level.
•
If a Knock-Out Event has not occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Basket, subject to the Contingent Minimum Return.  If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Face Amount of notes will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return.

Any Payment at Maturity is subject to the credit of the Issuer.
Basket Return:	Final Basket Level - Initial Basket Level Initial Basket Level
Contingent Minimum Return:	0.00%
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Initial Basket Level:	100
Final Basket Level:	The Basket Level on the Final Valuation Date
(Key Terms continued on next page)
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$2,422,000.00	$30,275.00	$2,391,725.00
(1) Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,422,000.00	$281.19

JPMorgan
Placement Agent
May 27, 2011

(Key Terms continued from previous page)

Basket Level:
The Basket Level on a trading day will be calculated as follows:

100 × [(HSCEI Index Multiplier × 30.00% × HKD/USD Currency Multiplier) + (KOSPI2 Index Multiplier × 27.00% × KRW/USD Currency Multiplier) + (TAMSCI Index Multiplier × 20.00% × TWD/USD Currency Multiplier) + (HSI Index Multiplier × 14.00% × HKD/USD Currency Multiplier) + (SIMSCI Index Multiplier × 9.00% × SGD/USD Currency Multiplier)]

The Multipliers set forth in the formula above reflect the performance of the respective Basket Index or Basket Currency as of the relevant trading day.

Index Multiplier:
On a trading day, with respect to each Basket Index, the performance of such Basket Index from its Initial Index Level to its Final Index Level, calculated as follows:
Final Index Level
Initial Index Level

Initial Index Level:	With respect to each Basket Index, the index closing level on the Trade Date, as set forth in the table above under “Basket”
Final Index Level:	With respect to each Basket Index, the index closing level on the relevant trading day.
Currency Multiplier:	On a trading day, for each Basket Currency, the performance of such Basket Currency from its Initial Spot Rate to its Final Spot Rate, calculated as follows: Final Spot Rate Initial Spot Rate
Initial Spot Rate:	For each Basket Currency, the Spot Rate on the Trade Date, as set forth in the table above under “Basket.”
Final Spot Rate:	For each Basket Currency, the Spot Rate on the relevant date of calculation.
Spot Rate:	For each Basket Currency, the official MID WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one unit of such Basket Currency
Final Valuation Date†:	November 27, 2012
Maturity Date†:	November 30, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 7A 3/ US2515A17A37
†Subject to postponement as described in the accompanying product supplement under “Adjustments to Valuation Dates and Payment Dates”.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Basket?

The following table illustrates a range of hypothetical Payments at Maturity on the notes.  The table and the examples below reflect the Initial Basket Level of 100.00, a Knock-Out Buffer Amount of 27.70% , a Knock-Out Level of 72.30, equal to 72.30% of the Initial Basket Level, and a Contingent Minimum Return of 0.00%. The results set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the table and examples below have been rounded for ease of analysis.

	Percentage Change in	A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
Hypothetical Final Basket Level	Basket Level	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
200.00	100.00%	100.00%	$2,000.00	100.00%	$2,000.00
190.00	90.00%	90.00%	$1,900.00	90.00%	$1,900.00
180.00	80.00%	80.00%	$1,800.00	80.00%	$1,800.00
170.00	70.00%	70.00%	$1,700.00	70.00%	$1,700.00
160.00	60.00%	60.00%	$1,600.00	60.00%	$1,600.00
150.00	50.00%	50.00%	$1,500.00	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
115.00	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
110.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00	5.00%	$1,050.00
102.50	2.50%	2.50%	$1,025.00	2.50%	$1,025.00
100.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$1,000.00	-5.00%	$950.00
90.00	-10.00%	-10.00%	$1,000.00	-10.00%	$900.00
80.00	-20.00%	-20.00%	$1,000.00	-20.00%	$800.00
72.30	-27.70%	-27.70%	$1,000.00	-27.70%	$723.00
70.00	-30.00%	N/A	N/A	-30.00%	$700.00
60.00	-40.00%	N/A	N/A	-40.00%	$600.00
50.00	-50.00%	N/A	N/A	-50.00%	$500.00
40.00	-60.00%	N/A	N/A	-60.00%	$400.00
30.00	-70.00%	N/A	N/A	-70.00%	$300.00
20.00	-80.00%	N/A	N/A	-80.00%	$200.00
10.00	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the Basket Level increases from the Initial Basket Level of 100.00 to a Final Basket Level of 102.50. Because a Knock-Out Event has not occurred and the Basket Return of 2.50% is more than the Contingent Minimum Return of 0.00%, the investor receives a Payment at Maturity of $1,025.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 2.50%) = $1,025.00

Example 2: A Knock-Out Event has not occurred, and the Basket Level decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 90.00. Because a Knock-Out Event has not occurred and the Basket Return of -10.00% is less than the Contingent Minimum Return of 0.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 3: A Knock-Out Event has occurred, and the level of the  Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 30.00. Because a Knock-Out Event has occurred and the Basket Return is -70.00%, the investor receives a Payment at Maturity of $300.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -70.00%) = $300.00

Example 4: A Knock-Out Event has occurred, and the Basket Level decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 90.00. Because a Knock-Out Event has occurred and the Basket Return is -10.00%, the investor receives a Payment at Maturity of $900.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -10.00%) = $900.00

Example 5: A Knock-Out Event has occurred, and the Basket Level increases from the Initial Basket Level of 100.00 to a Final Basket Level of 140.00. Because a Knock-Out Event has occurred and the Basket Return is 40.00%, the investor receives a Payment at Maturity of $1,400.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 40.00%) = $1,400.00

Selected Purchase Considerations
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APPRECIATION POTENTIAL — The notes provide the opportunity to receive at least the Contingent Minimum Return of 0.00% if a Knock-Out Event does not occur, and to participate in any appreciation of the Basket at maturity.  If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity equal to the greater of (i) the Basket Return and (ii) the Contingent Minimum Return.  If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the Basket Return, whether positive or negative. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET COMPONENTS — The return on the notes is linked to a basket consisting of the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng® Index, the MSCI Singapore Index and the exchange rates of the Hong Kong dollar, the Korean won, the Taiwan dollar and the Singapore dollar, each with respect to the U.S. dollar. The Hang Seng China Enterprises Index is a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the HKSE. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises.  The KOSPI 200 Index is a capitalization-weighted index of 200 Korean stocks which make up a large majority of the total market value of the KRX Stock Market (‘‘KRX’’). The constituent stocks are selected on the basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups. The MSCI Taiwan Index is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index of The Stock Exchange of Hong Kong Ltd. (“HKSE”) and purports to be an indicator of the performance of the Hong Kong stock market. The MSCI Singapore Index is a free float-adjusted market capitalization index that is calculated by MSCI Inc. (“MSCI”) and designed to measure equity market performance in Singapore. For additional information about each Basket Index, see the information set forth under “The Hang Seng Indices,” “The KOSPI 200 Index” and “The MSCI Indices” in the accompanying underlying supplement.

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TAX CONSEQUENCES— You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Currencies, the Basket Indices or any of the stocks composing the Basket Indices.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment.  The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and on the performance of the Basket. If a Knock-Out Event occurs, and the Final Basket Level is less than the Initial Basket Level, your investment will be fully exposed to any decline in the Basket Level, and you could lose up to 100% of your investment in the notes. The Basket Return will be determined based on the Final Basket Level, which will in turn depend on the performance of the Basket Indices and the Basket Currencies. If any Basket Index declines from its Initial Index Level to its Final Index Level or if the U.S. dollar appreciates in value against any of the Hong Kong dollar, the Korean won, the Taiwan dollar or the Singapore dollar, it will result in a lower Basket Return and your Payment at Maturity may be adversely affected.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our exposure from the notes by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the levels of the Basket Components and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices or the Basket Currencies on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Basket Indices or the Basket Currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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CHANGES IN THE LEVELS OF THE BASKET INDICES AND THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER — Movements in the Basket Indices and movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the level of one or more of the Basket Indices increases and/or one or more of the Basket Currencies appreciates against the U.S. dollar, the level of the other Basket Indices may not increase as much or may decline and/or one or more of the Basket Currencies may not appreciate as much or may weaken against the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Indices and/or increases in the value of one or more of the Basket Currencies against the U.S. dollar may be moderated, offset or more than offset by lesser increases or declines in the value of the other Basket Indices and/or the value of the other Basket Currencies against the U.S. dollar.

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THE PROTECTION PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT, AND, THEREFORE, YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN, MAY TERMINATE DURING THE TERM OF THE NOTES — The notes are subject to closing level monitoring. As a result, if the Final Basket level on any trading day during the Monitoring Period declines from the Initial Basket Level by more than the Knock-Out Buffer Amount of 27.70%, you will not be entitled to receive the Contingent Minimum Return, and your investment will be fully exposed to any decline in the Basket Level during the term of the notes. You will be subject to this potential loss of your investment even if the Basket subsequently increases such that the Final Basket Level is less than the Initial Basket Level by not more than the Knock-Out Buffer Amount of 27.70%.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the U.S. dollar strengthens against any of the Basket Currencies during the term of the notes, your return will be adversely affected. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States, China, Taiwan, Singapore and Korea between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States, China, Taiwan, Singapore and Korea.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, China, Taiwan, Singapore and Korea and other countries important to international trade and finance.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WILL LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on any trading day during the Monitoring Period would likely have an adverse effect on the Final Spot Rate for each Basket Currency on the trading day, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

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THE HONG KONG DOLLAR DOES NOT FLOAT FREELY — Exchange rates of many developed and major emerging economies, including the United States, are currently “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, the Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar relative to the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority. For as long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating relative to the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount. If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the Basket Return, and, consequently, the value of your notes.

•	THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising any Basket Index would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT THE VALUE OF THE NOTES ADVERSELY PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES — Investments in securities indexed to the value of foreign equity securities, such as the securities composing the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng® Index and the MSCI Singapore Index involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the notes is subject to the political and economic risks of emerging market countries. Some Basket Indices may include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market country, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability could have an adverse effect on the value of, and Payment at Maturity on, your notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In addition, the calculation agent will determine the Initial Basket Level in its sole discretion. Although the calculation agent will determine the Initial Basket Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of the notes. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET COMPONENTS TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Indices and Basket Currencies to which the notes are linked.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Basket Indices and the exchange rates of the Basket Currencies relative to the U.S. dollar on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Basket Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount;

•	the expected volatility of the Basket Indices;

•	the time remaining to maturity of the notes;

•	the dividend rates on the stocks composing the Basket Indices;

•	interest and yield rates in the market generally;

•	the volatility of the exchange rates between the U.S. dollar, the Hong Kong dollar, the Korean won, the Taiwan dollar and the Singapore dollar;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks composing the Basket Indices or stock markets generally and which may affect the levels of the Basket Indices; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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PAST PERFORMANCE OF THE BASKET INDICES AND BASKET CURRENCIES IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Indices and Basket Currencies over the term of the notes may bear little relation to the historical levels of the Basket Indices and Basket Currencies and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Indices or Basket Currencies or whether the performance of the Basket Indices and Basket Currencies will result in any return of your investment.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR— There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the Basket Level and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graphs set forth the historical performance of each Basket Index from May 29, 2006 through May 27, 2011 and the historical performance of each Basket Currency based on the exchange rates of such Basket Currency with respect to the U.S. dollar (expressed as the number of U.S. dollars per one unit of such Basket Currency) from May 29, 2006 through May 27, 2011. The closing level for each Basket Index and exchange rate for each Basket Currency as of May 27, 2011 are set forth in the table below.

Basket Index	Closing Level (May 27, 2011)	Basket Currency	Exchange Rate (May 27, 2011)
Hang Seng China Enterprises Index	12,960.82	Hong Kong dollar (HKD/USD)	0.1284967
KOSPI 200 Index	277.35	Korean won (KRW/USD)	0.0009238
MSCI Taiwan Index	311.98	Taiwan dollar (TWD/USD)	0.0346981
Hang Seng® Index	23,118.07	Hong Kong dollar (HKD/USD)	0.1284967
MSCI Singapore Index	365.62	Singapore dollar (SGD/USD)	0.8086689

We obtained the closing levels of the Basket Indices and the exchange rates of the Basket Currencies from Bloomberg, and we have not participated in the preparation of, or verified, such information. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

The historical levels of the Basket Indices and the historical exchange rates of the Basket Currencies should not be taken as indications of future performance, and no assurance can be given as to the closing levels of the Basket Indices or the exchange rates of the Basket Currencies with respect to the U.S. dollar on any Averaging Date. We cannot give you assurance that the performance of the Basket Indices or the Basket Currencies will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the notes, will receive a fee from the Issuer of $12.50 per $1,000 Face Amount of notes.